EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Rule 14d-100)

CNL HEALTHCARE PROPERTIES, INC.

(Name of Subject Company (Issuer))

COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP

COMRIT INVESTMENTS LTD.

(Offerors)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$17,377,500.00	0.00014760	$2,564.92
Fees Previously Paid	0		0
Total Transaction Valuation	$17,377,500.00
Total Fees Due for Filing			$2,564.92
Total Fees Previously Paid			0
Total Fee Offsets			0
Net Fee Due			$2,564.92

The Transaction Valuation is estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase 5,250,000 shares of common stock of CNL Healthcare Properties, Inc. at a purchase price equal to $3.31 per share in cash. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2024, effective October 1, 2023, by multiplying the transaction valuation by 0.00014760.